Exhibit 3.6

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

BLACKHAWK NETWORK HOLDINGS, INC.

Blackhawk Network Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of the Corporation is Blackhawk Network Holdings, Inc., which was originally incorporated under the name “Blackhawk Network, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 27, 2006.

This Certificate of Amendment has been duly adopted and approved by the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (“DGCL”), and the Corporation’s stockholders have given their written consent in accordance with Section 228 of the Delaware Corporate Law.

The Certificate of Incorporation is hereby amended by:

1. Amending and replacing Article IV Section 1 by inserting a new Section 1 to read in full as follows:

“SECTION 1. Authorized Capital Stock. The total number of shares of capital stock that the Corporation shall have the authority to issue is 150,000,000 shares, 140,000,000 of which shall be common stock, $0.001 per share (the “Common Stock”), and 10,000,000 of which shall be preferred stock, par value $0.001 per share (the “Preferred Stock”).

Upon the filing and effectiveness of this Certificate of Amendment pursuant to the DGCL (the “Effective Time”), each two (2) shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any further action by the holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) in an amount equal to the product obtained by multiplying (a) the fair value (as determined by the Board) of one whole share of Common Stock (after the effect of Reverse Stock Split) by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined and converted, subject to the elimination of fractional shares as described above.”

2. Adding a new Article X to read in full as follows:

“ARTICLE X

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Delaware Court”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director or officer, of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws of the Corporation, (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation, or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine (any action described in clauses (a) through (e) being referred to as a “Covered Action”), in each such case unless the Delaware Court determines that there is an indispensable party named as a defendant in such Covered Action not subject to the personal jurisdiction of the Delaware Court (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 15 days following such determination) and can be subject to the jurisdiction of another court or forum within the United States.”

(Signature Page Follows)

IN WITNESS WHEREOF, Certificate of Amendment to the Certificate of Incorporation has been signed this 28th day of March, 2013.

BLACKHAWK NETWORK HOLDINGS, INC.

By:	/s/ William Y. Tauscher
William Y. Tauscher, Chief Executive Officer

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